                                                                      Exhibit 21

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                           Subsidiaries of the Company
                              at December 31, 1996

             Benedek Broadcasting Corporation, a Delaware corporation,
                               100% stockholder of
               Benedek License Corporation, a Delaware corporation